Exhibit 99.1

22nd Century Announces Second Partner VLN Product Deal  as Part of Major Pinnacle Brand Expansion Agreement with Top-5 C-Store Chain

Launching New Pinnacle VLN and Moist Snuff Products in More Than 1,700 Stores Across 27 States

MOCKSVILLE, N.C., June 24, 2025 — 22nd Century Group, Inc. (Nasdaq: XXII), the only tobacco products company that is leading the fight against nicotine by offering smokers a choice about their nicotine consumption, today announced major updates to its Pinnacle product manufacturing and marketing agreement with its top-5 c-store chain customer, including the launch of four new Pinnacle SKUs, including two in the low nicotine product category. The agreement includes a merchandising agreement to potentially expand the availability of Pinnacle products to include other retail and c-store chains.

“We are very excited to launch our second partner VLN® product and branded moist snuff products, leveraging the well-known Pinnacle brand sold at one of the largest convenience store chains in the U.S.,” stated Larry Firestone, 22nd Century Group Chief Executive Officer. “Pinnacle’s conventional cigarette and cigarillo products have built a strong sales track record with consumers, owing to extensive marketing and awareness directed by the chain and a compelling value proposition for adult smokers. We believe Pinnacle branded products in the VLN® and moist snuff categories can see similar success with customers at this c-store chain’s more than 1,700 stores.”

The new agreement includes two partner VLN products, Pinnacle VLN® Gold cigarettes and Pinnacle Menthol VLN® cigarettes which will be sold at approximately 1,700 stores across 27 states. Sales to customers are expected to begin in late summer and early fall of 2025, with stocking orders in advance, as state approvals are secured.

Additionally, two SKUs of Pinnacle moist snuff products, straight and wintergreen flavors, are expected to begin sales across the c-store’s network in the second half of 2025 as state regulatory approvals are secured.

22nd Century Group provides the trademarked Pinnacle brand name, manufacturing services and predicate tobacco blend for Pinnacle’s conventional products that were launched in 2023, as well as distribution to the retail stores and state tax stamp compliance through its national-scale distribution agreements. Similarly, the new partner branded Pinnacle VLN® cigarettes will be produced at 22nd Century’s manufacturing operations in North Carolina using proprietary VLN® tobacco strains and distributed across the chain through these distribution channels. Pinnacle cigarillo products are produced using a third-party model and distributed by 22nd Century, with Pinnacle moist snuff products expected to use a similar approach.

About 22nd Century Group, Inc.

22nd Century Group is the pioneering nicotine harm reduction company in the tobacco industry enabling smokers to take control of their nicotine consumption.

We created our flagship product, the VLN® cigarette, to give traditional cigarette smokers an authentic and familiar alternative that helps them take control of their nicotine consumption. VLN® cigarettes have 95% less nicotine than the traditional cigarette and have been proven to allow consumers to greatly reduce their nicotine consumption. Instead of offering new ways of delivering nicotine to smokers, we offer smokers the option to take control of their nicotine consumption and make informed and more productive choices, including the choice to avoid addictive levels of nicotine altogether.

Our wholly owned subsidiaries include a leading cigarette manufacturer that produces all VLN® products and provides turnkey contract manufacturing for other tobacco brands both domestically and internationally. The 60,000 square foot facility in Mocksville, North Carolina has the capacity to produce more than 45 million cartons of combustible tobacco products annually with additional space for expansion.

Our proprietary reduced nicotine tobacco blends are made possible by comprehensive and patented technologies that regulate nicotine biosynthesis activities in the tobacco plant, resulting in full flavor and high yield with 95% less nicotine. Our extensive patent portfolio has been developed to ensure we have the only low nicotine combustible cigarette in the United States and critical international markets.

VLN® is a registered trademark of 22nd Century Limited LLC.

Learn more at xxiicentury.com, on X (formerly Twitter), on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including but not limited to our full year business outlook. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Forward-looking statements include, but are not limited to, statements regarding (i) our cost reduction initiatives, (ii) our expectations regarding regulatory enforcement, including our ability to receive an exemption from new regulations, (iii) our financial and operating performance and (iv) our expectations for our business interruption insurance claim. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 20, 2025, and in the Company’s Quarterly Report filed on May 13, 2025. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact

Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200